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                                   EXHIBIT 11


                        DEB SHOPS, INC. AND SUBSIDIARIES


                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

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


                                        Six Months Ended July 31       Three Months Ended July 31
                                      ----------------------------    ----------------------------
                                           1996            1995            1996            1995
                                      ------------    ------------    ------------    ------------

PRIMARY

  Average shares outstanding            12,844,680      12,845,861      12,844,680      12,844,680

  Net effect of dilutive stock
  options and restricted incentive
  stock based on the treasury stock
  method using average market price              0               0               0               0
                                      ------------    ------------    ------------    ------------

                                        12,844,680      12,845,861      12,844,680      12,844,680
                                      ============    ============    ============    ============


Net (Loss)                            ($ 3,590,979)   ($ 3,951,535)   ($ 1,651,959)   ($ 1,652,208)

Preferred dividend paid                     27,600          27,600          13,800          13,800
                                      ------------    ------------    ------------    ------------
                                      ($ 3,618,579)   ($ 3,979,135)   ($ 1,665,759)   ($ 1,666,008)
                                      ============    ============    ============    ============


Per common share amount               ($       .28)   ($       .31)   ($       .13)   ($       .13)
                                      ============    ============    ============    ============

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